EXHIBIT 23





                         Consent of Independent Auditors


The Board of Directors
Matrix Bancorp, Inc.:


We consent to the incorporation by reference in the registration statement (No. 333-51516) on Form S-8 of Matrix Bancorp, Inc. of our report dated February 7, 2002, with respect to the consolidated balance sheet of Matrix Bancorp, Inc. and subsidiaries as of December 31, 2001, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for the year then ended, which report appears in the December 31, 2001, Annual Report on Form 10-K of Matrix Bancorp, Inc.

Our report refers to a change in the method of accounting for derivative instruments and hedging activities.


                                                /s/ KPMG LLP

                                                KPMG LLP


Denver, Colorado
March 13, 2002